Exhibit 1

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING

NORTH AMERICAN PALLADIUM LTD.

200 Bay St., Suite 2350

Royal Bank Plaza, South Tower

Toronto, Ontario, Canada M5J 2J2

Notice is hereby given that the annual general and special meeting of shareholders (the “Meeting”) of North American Palladium Ltd. (“NAP” or the “Company”) will be held at the TSX Broadcast Centre Gallery, Street Level, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada on Thursday, May 9, 2013, at 10:30 a.m. (Toronto time) for the following purposes:

1.	To receive the audited consolidated financial statements of the Company for the year ended December 31, 2012 and the report of the auditors thereon;

2.	To elect directors of the Company for the ensuing year;

3.

To consider and, if thought fit, approve the appointment of KPMG LLP, Chartered Accountants, as auditors for the Company, and to authorize the directors of the Company to fix the auditors’ remuneration;

4.

To consider, and if thought fit, pass a resolution confirming and ratifying the Company’s Amended and Restated RRSP Plan as more fully described in the accompanying management information circular (the “Circular”);

5.	To consider, and if thought fit, pass a resolution confirming and ratifying the Company’s Amended and Restated Stock Option Plan as more fully described in the Circular;

6.	To consider, and if thought fit, pass a resolution confirming and ratifying the Company’s Amended and Restated By-law No. 1 as more fully described in the Circular;

7.	To consider, and if thought fit, pass a resolution confirming and ratifying the Company’s Advance Notice By-law as more fully described in the Circular; and

8.	To transact such further or other business as may properly come before the Meeting or any adjournment(s) thereof.

A copy of the Circular and form of proxy with respect to matters to be dealt with at the Meeting are included herewith.

By resolution of the board of directors of the Company, shareholders of record at the close of business on March 21, 2013 are entitled to notice of and to vote at the Meeting in person or by proxy.

Shareholders unable to attend the Meeting in person are requested to complete, date, sign and return the enclosed form of proxy. All forms of proxy must be deposited with Computershare Investor Services Inc. by no later than 10:30 a.m. (Toronto time) on Tuesday, May 7, 2013 or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Chairman of the Meeting at his or her discretion and the Chairman of the Meeting is under no obligation to accept or reject any particular late proxy. The Chairman of the Meeting may waive or extend the proxy cut-off without notice.

DATED at Toronto, Ontario as of April 1, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Robert J. Quinn Chairman of the Board